Exhibit 99.1

NEWS RELEASE

Electronics For Imaging Announces Completion of

Acquisition by an Affiliate of Siris Capital Group, LLC

FREMONT, Calif., July 23, 2019: Electronics For Imaging, Inc. (“EFI” or the “Company”), today announced the completion of its previously announced acquisition by an affiliate of Siris for approximately $1.7 billion.

In connection with the closing of the transaction, the Company, which will continue to operate as Electronics For Imaging (EFI), will be wholly owned by an affiliate of Siris, and EFI’s common shares will be delisted from the NASDAQ exchange.

“This acquisition marks a new, exciting path forward in EFI’s 30-year history as a digital imaging technology leader,” said EFI CEO, Bill Muir. “With Siris’ partnership, we will look to create new opportunities for our customers, partners, and EFI employees worldwide. We are looking forward to working with Siris to write the next chapter of innovation across our growing portfolio of solutions.”

Jeff Jacobson, Siris Executive Partner and EFI Executive Chairman, added, “EFI’s portfolio of best-in-class solutions presents an exciting opportunity to drive further growth in high-quality inkjet and integrated, digital workflows. I look forward to working closely with management and know Siris is committed to providing the guidance and support needed to help EFI continue accelerating the transformation of industries where colorful images matter.”

The transaction, which was initially announced on April 15, 2019, was approved in a shareholder vote on July 15, 2019 in which 72.2% of EFI’s outstanding shares and 99.7% of voted shares were voted in favor of the transaction.

About EFI (www.efi.com)

EFI™ is a global technology company, based in Silicon Valley, and is leading the worldwide transformation from analog to digital imaging. We are passionate about fueling customer success with products that increase competitiveness and boost productivity. To do that, we develop breakthrough technologies for the manufacturing of signage, packaging, textiles, ceramic tiles, and personalized documents, with a wide range of printers, inks, digital front ends, and a comprehensive business and production workflow suite that transforms and streamlines the entire production process.

About Siris

Siris is a leading private equity firm that invests primarily in mature technology and telecommunications companies with mission-critical products and services, facing industry changes or other significant transitions. Siris’ development of proprietary research to identify opportunities and its extensive collaboration with its Executive Partners are integral to its approach. Siris’ Executive Partners are experienced senior operating executives that actively participate in key aspects of the transaction lifecycle to help identify opportunities and drive strategic and operational value. Siris is based in New York and Silicon Valley and has raised nearly $6 billion in cumulative capital commitments. www.siris.com

EFI Contact

Vicki Sam

Chief of Staff

6750 Dumbarton Circle

Fremont, Ca 94555

1-650-357-3985

vicki.sam@efi.com

Siris Contacts

Dana Gorman

Managing Director, Abernathy MacGregor

1-212-371-5999

dtg@abmac.com

Blair Hennessy

Senior Vice President, Abernathy MacGregor

1-212-371-5999

bth@abmac.com